SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2013

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of New Severance Benefits Agreements

On March 5, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Leap Wireless International, Inc. (the “Company”) approved the entry into new severance benefits agreements between the Company, the Company’s wholly owned operating subsidiary, Cricket Communications, Inc. (“Cricket”) and Cricket’s executive vice presidents and senior vice presidents (the “New Severance Benefits Agreements”).

The Company had previously delivered notice to parties to the Company’s current severance benefits agreement (the “Current Severance Benefits Agreements”) that such agreements would terminate, effective December 31, 2013. The Compensation Committee authorized the Company to enter into New Severance Benefits Agreements with the Company’s executive vice presidents and senior vice presidents, with such agreements to be effective beginning January 1, 2014.

The terms of and amounts payable under the New Severance Benefits Agreements are substantially identical to the Current Severance Benefits Agreements. The primary change in the New Severance Benefits Agreement is that the definition of “cause” (as described more fully below) includes an executive’s failure to adequately perform to the expectations for his or her role, as determined by the Company’s chief executive officer (“CEO”).

The term of the New Severance Benefits Agreement extends through December 31, 2014, with an automatic extension for each subsequent year unless notice of termination is provided to the executive no later than January 1st of the preceding year. In the event that the executive were to be terminated other than for “cause,” or if he or she were to resign with “good reason,” he or she would be entitled to receive (1) any unpaid portion of his or her salary and accrued benefits earned up to the date of termination, (2) a lump sum payment equal to his or her then-current annual base salary and target bonus multiplied by 1.5 for executives who report directly to the Company’s CEO and 1.0 for those who do not, and (3) the cost of continuation health coverage (COBRA) for a period of 18 months for executives who report directly to the Company’s CEO and 12 months for those who do not (or, if shorter, until the time when the respective executive is eligible for comparable coverage with a subsequent employer). In consideration for and prior to receiving any of these benefits, the executive would be required to provide a general release to the Company and Cricket and agree not to solicit any of Cricket’s employees, and to maintain the confidentiality of its information, for three years following his or her termination.

For purposes of the New Severance Benefits Agreements, “cause” is generally defined to include: (i) the executive’s material breach of his or her confidentiality and inventions assignment agreement or any other agreement between the executive and Cricket (or its parent or subsidiaries), after written notice and the executive’s failure to cure; (ii) the executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or other illegal conduct that is likely to inflict or has inflicted material injury on the business of Cricket (or its parent or subsidiaries); (iii) the executive’s commission of an act of fraud, embezzlement or dishonesty upon Cricket (or its parent or subsidiaries); (iv) the executive’s willful neglect of or willful failure to substantially perform his or her duties with Cricket (or its parent or subsidiaries) or the lawful and reasonable directions of the board of directors of Cricket (or of any parent or subsidiary of Cricket which employs the executive or for which the executive serves as an officer) or of the individual to whom the executive reports, after written notice and the executive’s failure to cure; (v) the executive’s gross misconduct affecting or material violation of any duty of loyalty to Cricket (or its parent or subsidiaries); or (vi) executive’s material failure to adequately perform to the expectations of his or her role with Cricket (or its parent or subsidiaries), with such determination to be made by the Company’s CEO in his or her discretion, after a written notice and the executive’s failure to cure; provided, however, that the foregoing occurrence shall not constitute “cause” (A) during the one-year period immediately following the appointment of a new CEO of the Company or (B) following the entry into an agreement that would result in a “Change in Control”(as defined in the Company’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan).

“Good reason” is generally defined to include the occurrence of any of the following circumstances, unless cured within thirty days after Cricket’s receipt of written notice of such circumstance from the executive: (i) a material diminution in the executive’s authority, duties or responsibilities with Cricket (or its parent or subsidiaries), including the continuous assignment to the executive of any duties materially inconsistent with his or her position or a material negative change in the nature or status of his or her responsibilities or the conditions of his or her employment with Cricket (or its parent or subsidiaries); (ii) a material diminution in the executive’s annualized cash and benefits compensation opportunity, including base compensation, annual target bonus opportunity and aggregate employee benefits; (iii) a material change in the geographic location at which the executive must perform his or her duties, including any involuntary relocation of Cricket’s offices (or its parent’s or subsidiaries’ offices) at which the executive is principally employed to a location that is more than 60 miles from such location; or (iv) any other action or inaction that constitutes a material breach by Cricket (or its parent or subsidiaries) of its obligations to the executive under his or her New Severance Benefits Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: March 11, 2013
	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel and Chief Administrative Officer